Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Potlatch Corporation:

We consent to the use of our report dated February 19, 2008, with respect to the consolidated balance sheets of Potlatch Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

Our report dated February 19, 2008 on the consolidated financial statements described above contains an explanatory paragraph that states that Potlatch Corporation adopted Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006, and Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Seattle, Washington

December 12, 2008